CERTIFICATE OF DESIGNATION OF
SERIES E CONVERTIBLE PREFERRED STOCK OF
PERSHING GOLD CORPORATION

PERSHING GOLD CORPORATION, a Nevada corporation, certifies that pursuant to the authority contained in Section 3.03 of its Amended and Restated Articles of Incorporation, as amended from time to time prior to the date hereof, and in accordance with the provisions of Section 78.195 of the Private Corporations chapter of the Nevada Revised Statutes, its Board of Directors duly approved and adopted on August 5, 2013 the following resolution, which resolution remains in full force and effect on the date hereof:

WHEREAS, the Amended and Restated Articles of Incorporation of the Corporation authorizes the issuance of up to fifty million (50,000,000) shares of preferred stock, par value $0.0001 per share, of the Corporation (“Preferred Stock”) in one or more series, and expressly authorizes the Board of Directors, subject to limitations prescribed by law, to provide, out of the unissued shares of Preferred Stock, for series of Preferred Stock, and, with respect to each such series, to establish and fix the number of shares to be included in such series of Preferred Stock and the designation, rights, preferences, powers, restrictions and limitations of the shares of such series; and

WHEREAS, the Board desires to establish and fix the number of shares to be included in a new series of Preferred Stock and the designation, rights, preferences and limitations of such new series.

RESOLVED, that a series of Preferred Stock be, and hereby is, created, and that the number of shares thereof, the voting powers thereof and the designations, preferences and relative, participating, optional and other special rights thereof and the qualifications, limitations and restrictions thereof be, and hereby are, as follows:

SECTION 1.  Designation and Amount. There shall be created a series of Preferred Stock designated as “Series E Convertible Preferred Stock” (the “Series E Preferred Stock”). The authorized number of shares of Series E Preferred Stock shall be 15,151. Shares of Series E Preferred Stock that are converted into shares of Common Stock or other consideration or otherwise acquired by the Corporation shall be retired and cancelled.

SECTION 2.	Definitions.

As used herein, the following terms shall have the following meanings:

“Affiliate” shall have the meaning ascribed to it, on the date hereof, in Rule 405 under the Securities Act.

“Alternate Consideration” shall have the meaning set forth in Section 7.1(e).

“Antitrust Holders” shall have the meaning set forth in Section 7.1(i).

“Antitrust Laws” shall have the meaning set forth in Section 7.1(i).

“Articles of Incorporation” shall mean the Amended and Restated Articles of Incorporation of the Corporation, as amended from time to time prior to the date hereof, as modified by this Certificate of Designation and as further amended or restated from time to time in accordance with applicable law and this Certificate of Designation.

“Base Conversion Price” shall have the meaning set forth in Section 7.1(b).

 “Beneficial Owner” shall have the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act.  The terms “Beneficially Owns” and “Beneficially Owned” shall have corresponding meanings.

“Beneficial Ownership Limitation” shall have the meaning set forth in Section 7(d).

“Board of Directors” shall mean the Board of Directors of the Corporation or, with respect to any action to be taken by the Board of Directors, any committee of the Board of Directors duly authorized to take such action.

“Business Day” shall mean any day other than a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by law or executive order to close.

“Buy-In” shall have the meaning set forth in Section 7(c)(iv).

“Change in Control” shall mean the occurrence of any of the following events:

(a)           the sale, lease or transfer, in one transaction or a series of related transactions, of all or substantially all of the Corporation’s assets (determined on a consolidated basis) to any person or group (as such terms are defined in Sections 13d and 14d of the Exchange Act) other than a controlled Affiliate; provided that for the avoidance of doubt, the sale, lease or transfer, in one transaction or a series of related transactions, of all or substantially all of the Corporation’s assets located in the United States shall constitute a Change in Control;

(b)           the consolidation or merger of the Corporation with or into any other Person or the merger of another Person with or into the Corporation, pursuant to which the holders of 100% of the total voting power of the total outstanding capital stock of the Corporation immediately prior to the consummation of such consolidation or merger do not Beneficially Own in the aggregate more than fifty percent (50%) of the total voting power of the total outstanding capital stock of the continuing or surviving Person immediately after such transaction;

(c)           the acquisition, directly or indirectly, by any person or group (as such terms are used in Section 13d-3 and 14d of the Exchange Act) of Beneficial Ownership of more than fifty percent (50%) of the total voting power of the total outstanding capital stock of the Corporation; or

(d)           any matter that is both a Change in Control and Fundamental Transaction shall be deemed for all purposes to continue to be a Change of Control.

“Common Stock” shall mean the common stock, par value $0.0001 per share, of the Corporation or any other capital stock of the Corporation into which such common stock shall be reclassified or changed.

“Common Stock Equivalents” means any securities of the Corporation (other than the Series E Preferred Stock) or any Subsidiary which would entitle the holder thereof to acquire at any time Common Stock, including, without limitation, any debt, preferred stock, rights, options, warrants or other instrument that is at any time convertible into or exercisable or exchangeable for, or otherwise entitles the holder thereof to receive, Common Stock.

“Conversion Date” shall have the meaning set forth in Section 7(a).

“Conversion Price” shall have the meaning set forth in Section 7(b).

“Conversion Shares” means, collectively, the shares of Common Stock issuable upon conversion of the shares of Series E Preferred Stock in accordance with the terms hereof.

“Corporation” shall mean Pershing Gold Corporation, a Nevada corporation.

“Dilutive Issuance” shall have the meaning set forth in Section 7.1(b).

“Equity Conditions” means, during the period in question, (a) the Corporation shall have duly honored all conversions scheduled to occur or occurring by virtue of one or more Notices of Conversion of the applicable Holder on or prior to the dates so requested or required, if any, (b) the Corporation shall have paid all liquidated damages and other amounts owing to the applicable Holder in respect of the Series E Preferred Stock, (c)(i) there is an effective Registration Statement under the Securities Act pursuant to which the Holders are permitted to utilize the prospectus thereunder to resell all of the Registrable Securities as such term is defined in the Registration Rights Agreement (and the Corporation believes, in good faith, that such effectiveness will continue uninterrupted for the foreseeable future), or (ii) all of the Conversion Shares issuable pursuant to the Transaction Documents (and shares issuable in lieu of cash payments of dividends) may be resold pursuant to Rule 144 and, except for a Holder who is subject to the following restriction prior to the Issue Date, without volume or manner-of-sale restrictions or current public information requirements as determined by the counsel to the Corporation as set forth in a written opinion letter to such effect, addressed and acceptable to the Transfer Agent and the affected Holders, (d) the Common Stock is listed or quoted on a Trading Market and all of the Conversion Shares and shares issuable upon exercise of the Warrants will be listed or quoted for trading on such Trading Market (and the Corporation believes, in good faith, that such listing or quotation of the Common Stock on a Trading Market will continue uninterrupted for the foreseeable future), (e) there is a sufficient number of authorized, but unissued and otherwise unreserved, shares of Common Stock for the issuance of all of the Conversion Shares and shares issuable upon exercise of the Warrants, (f) the issuance of the shares in question to the applicable Holder would not exceed the Beneficial Ownership Limitation (except for any Holder that beneficially owns, as of the Issue Date, in excess of 9.99% of the number of shares of the Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock issuable upon conversion of Series E Preferred Stock held by the applicable Holder), (g) there has been no public announcement of a pending or proposed Change in Control that has not been consummated, and (h) the applicable Holder is not in possession of any information provided by the Corporation that constitutes, or may constitute, material non-public information (except for any Holder that is a director or officer of the Corporation).

“Equity Line of Credit” shall include any transaction involving a written agreement between the Corporation and an investor or underwriter whereby the Corporation has the right to “put” its securities to the investor or underwriter over an agreed period of time and at an agreed price or price formula.

“Equity Securities” shall mean any capital stock of the Corporation (including the Common Stock and the Series E Preferred Stock) or any Common Stock Equivalents, options, warrants or other securities that are directly or indirectly convertible into, or exercisable or exchangeable for, any capital stock of the Corporation (including the Common Stock and the Series E Preferred Stock).

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Exempt Issuance” shall mean any Equity Securities issued in connection with or pursuant to (a) any split, subdivision, combination, dividend or recapitalization of the Common Stock (b) any employee equity incentive compensation plan or other arrangement that has been duly approved by the Board of Directors, (c) any issuance of Equity Securities approved by the Holders pursuant to Section 4(b)(i), (d) any conversion, exercise or exchange of any Equity Securities that are convertible into, or exercisable or exchangeable for, Common Stock (including, without limitation, the Series E Preferred Stock) on the unamended terms in effect on the Issue Date, or (e) any issuance of Equity Securities in connection with any bona fide, arm’s length acquisition of assets or securities of a Person that has been approved by the Board of Directors and not entered into primarily for financing purposes.

“Face Amount” shall mean, with respect to each share of Series E Preferred Stock, as of any date of determination, the Series E Original Issue Price.

“Fully Diluted Ownership Percentage” shall mean, with respect to any Holder, as of any date of determination, an amount, expressed as a percentage, equal to (a) the sum of (i) the number of shares of Common Stock such Holder would be entitled to receive if all of such Holder’s shares of Series E Preferred Stock were converted into shares of Common Stock on such date and (ii) the number of shares of Common Stock received in connection with conversions of Series E Preferred Stock, if any, held by such Holder on such date divided by (b) the sum of (i) the aggregate number of shares of Common Stock issuable upon conversion of all shares of Series E Preferred Stock outstanding on such date and (ii) the aggregate number of shares of Common Stock outstanding on such date.

“Fundamental Transaction” shall have the meaning set forth in Section 7.1(e).

“Holder” and, unless the context requires otherwise, “holder” shall each mean a holder of record of a share of Series E Preferred Stock as reflected on the share register maintained by the Corporation or its Transfer Agent, if any.

“HSR Act” shall have the meaning set forth in Section 7.1(i).

“HSR Filing” shall have the meaning set forth in Section 7.1(i).

“Indebtedness” means an obligation for borrowed money.

“Issue Date” shall mean the original date of issuance of the Series E Preferred Stock, which shall be the date that this Certificate of Designation is filed with the Secretary of State of the State of Nevada.

“Junior Stock” shall mean the Common Stock and all other Common Stock Equivalents, which do not rank senior to or on a parity with the Series E Preferred Stock as to distributions, redemption, dividend rights or rights upon the liquidation, winding up or dissolution of the Corporation.

“Lead Investor” shall mean Barry Honig, in his individual capacity, and shall not include any Person or Affiliate that may acquire Securities from Barry Honig, whether by purchase, gift, inheritance or any other type of transfer or assignment.

“Liquidation” shall have the meaning set forth in Section 5(a).

“Liquidation Preference” shall mean, with respect to each share of Series E Preferred Stock, as of any date of determination, one hundred ten percent (110%) of the Series E Original Issue Price.

“Notice of Conversion” shall mean the form attached hereto as Annex A.

“Optional Redemption” shall have the meaning set forth in Section 9.

“Optional Redemption Amount” shall have the meaning set forth in Section 9.

“Optional Redemption Date” shall have the meaning set forth in Section 9.

“Optional Redemption Notice” shall have the meaning set forth in Section 9.

“Optional Redemption Notice Date” shall have the meaning set forth in Section 9.

“Parity Stock” shall mean any class of capital stock (other than Common Stock) or series of preferred stock established after the Issue Date by the Board of Directors, the terms of which expressly provide that such class or series will rank on a parity with the Series E Preferred Stock as to dividend rights or rights upon the liquidation, winding up or dissolution of the Corporation, none of which is outstanding or authorized on the Issue Date.

“Permitted Indebtedness” means (i) trade accounts payable, equipment and insurance premium financing, (ii) letters of credit, surety, performance bonds or similar obligations, including such as are required to satisfy environmental or other regulatory requirements; (iii) Indebtedness outstanding as of the Issue Date, (iv) royalty financing in connection with the Corporation’s Relief Canyon Properties, (v) project financing or other debt financing incurred for the purpose of bringing all or part of the Corporation’s Relief Canyon mine project or other subsequent projects into production, including exploration, development, permitting, landholding, facilities recommissioning, mine construction, operations, reclamation and general and administrative expenses reasonably necessary to advance the Corporation’s projects and that, so long as (x) the Lead Investor and his Affiliates own either at least 25 % of the outstanding Series E Preferred Stock or at least 5% of the Company’s Common Stock on a fully diluted basis and (y) the Lead Investor is alive and has capacity, is approved by the Lead Investor, and (v) indebtedness incurred in connection with the acquisition of assets or properties of any other Person not exceeding the fair market value of such assets or properties.

“Person” shall mean any individual, corporation, general partnership, limited partnership, limited liability partnership, joint venture, association, joint-stock company, trust, limited liability company, unincorporated organization or government or any agency or political subdivision thereof.

“Preferred Stock” shall have the meaning set forth in the Recitals.

“Purchase Rights” shall have the meaning set forth in Section 7.1(c).

“Registration Rights Agreement” means the Registration Rights Agreement between the Corporation and the Holders delivered pursuant to the Subscription Agreements.

“Relief Canyon Properties” means the owned, leased or subleased properties, unpatented mining claims, and millsite claims owned or acquired by the Corporation in Pershing County, Nevada.

“SEC” shall mean the United States Securities and Exchange Commission.

“Securities” shall mean the Series E Preferred Stock, the Warrants, the Conversion Shares or the shares of Common Stock issuable upon exercise of the Warrants.

“Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Senior Stock” shall mean each class of capital stock or series of preferred stock established after the Issue Date by the Board of Directors, the terms of which expressly provide that such class or series will rank senior to the Series E Preferred Stock as to dividend rights, redemption or rights upon the liquidation, winding up or dissolution of the Corporation.

“Series E Original Issue Price” shall mean an amount equal to $990.00 per share, subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Series E Preferred Stock.

“Series E Preferred Stock” shall have the meaning set forth in Section 1.

“Share Delivery Date” shall have the meaning set forth in Section 7(c).

“Shareholder Rights Plan” means a rights plan pursuant to which all holders of the Corporation’s Common Stock receive rights to acquire Common Stock at a discount to market value, provided that such rights (A) are exercisable solely in the event any Person (an “Acquiring Person”) becomes the Beneficial Owner of more than a specified percentage of the Corporation’s Common Stock (such event, a “Trigger Event”), (B) are not exercisable until a Trigger Event has occurred; (C) are not exercisable by any Person that becomes an Acquiring Person; and (D) are also issued in respect of future issuances of Common Stock.

“Subscription Agreement” means the Subscription Agreements dated at or about the Issue Date pursuant to which the Series E Preferred Stock is issued.

“Subsidiary” means, with respect to the Corporation, any entity at any date, any direct or indirect corporation, limited or general partnership, limited liability company, trust, estate, association, joint venture or other business entity (A) of which at least 50% of (i) the outstanding capital stock having (in the absence of contingencies) ordinary voting power to elect a majority of the board of directors or other managing body of such entity, (ii) in the case of a partnership or limited liability company, the interest in the capital or profits of such partnership or limited liability company or (iii) in the case of a trust, estate, association, joint venture or other entity, the beneficial interest in such trust, estate, association or other entity business is, at the time of determination, owned or controlled directly or indirectly through one or more intermediaries, by such entity, or (B) that is under the actual control of the Corporation.

“Successor Entity” shall have the meaning set forth in Section 7.1(e).

“Trading Day” shall mean a day during which trading in securities generally occurs on the principal United States national or regional securities exchange, quotation system or over-the-counter market on which the Common Stock is then listed or quoted or, if the Common Stock is not then listed or quoted on a United States national or regional securities exchange, quotation system or over-the-counter market, then on the principal other exchange, quotation system or over-the-counter market on which the Common Stock is then listed or quoted. If the Common Stock is not so listed or quoted, “Trading Day” shall mean a Business Day.

“Trading Market” means any of the following markets or exchanges on which the Common Stock is listed or quoted for trading on the date in question: the NYSE MKT, the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market, the New York Stock Exchange, the OTC Bulletin Board, the OTCQX or OTCQB maintained by the OTC Markets Group, Inc. (or any successors to any of the foregoing).

“Transaction Documents” means the Subscription Agreements, the Warrants, this Certificate of Designation, the Registration Rights Agreement, all exhibits and schedules thereto and hereto and any other documents or agreements executed in connection with the transactions contemplated thereunder.

“Transfer Agent” shall mean Action Stock Transfer, acting as the Corporation’s duly appointed transfer agent, registrar, conversion agent and dividend disbursing agent for the Series E Preferred Stock.  The Corporation may, in its sole discretion, remove the Transfer Agent with prior notice to the Transfer Agent; provided that the Corporation shall appoint as its successor a Transfer Agent who shall accept such appointment prior to the effectiveness of such removal.

“Transfer Tax” shall mean any stock, stamp, document, filing, recording, registration, authorization and similar taxes, fees and charges.  For the avoidance of doubt, “Transfer Tax” shall not shall not mean (a) any taxes based upon, measured by, or calculated with respect to gross or net income, gross or net receipts, or profits (including, but not limited to, income, franchise, capital gains, alternative minimum, net worth or similar taxes) or (b) sales, use, goods and services, real or personal property, real property transfer, real property stamp, real property gains or other similar taxes.

“Variable Priced Equity Linked Instruments” means (A) any debt or equity securities which are convertible into, exercisable or exchangeable for, or carry the right to receive additional shares of Common Stock, either (1) at any conversion, exercise or exchange rate or other price that is based upon and/or varies with the trading prices of or quotations for Common Stock at any time after the initial issuance of such debt or equity security, or (2) with a fixed conversion, exercise or exchange price that is subject to being reset at some future date at any time after the initial issuance of such debt or equity security due to a change in the market price of the Corporation’s Common Stock since date of initial issuance, and (B) any amortizing convertible security which amortizes prior to its maturity date, where the Corporation is required or has the option to (or any investor in such transaction has the option to require the Corporation to) make such amortization payments in shares of Common Stock which are valued at a price that is based upon and/or varies with the trading prices of or quotations for Common Stock at any time after the initial issuance of such debt or equity security (whether or not such payments in stock are subject to certain equity conditions).

“Variable Rate Transaction” means any Equity Line of Credit or Variable-Priced Equity Linked Instrument.

“VWAP” means, for any date: (a) if the Common Stock is then listed or quoted on a Trading Market, the daily volume weighted average price of the Common Stock for such date (or the nearest preceding date) on the Trading Market on which the Common Stock is then listed or quoted as reported by Bloomberg L.P. (based on a Trading Day from 9:30 a.m. (New York City time) to 4:02 p.m. (New York City time)), or (b) in all other cases, the fair market value of a share of Common Stock as determined by an independent appraiser selected in good faith by the Holders of not less than a majority of the Series E Preferred Stock then outstanding and reasonably acceptable to the Corporation, the fees and expenses of which shall be paid by the Corporation.

“Warrant” means collectively, the Common Stock purchase warrants delivered pursuant to the Subscription Agreements.

SECTION 3.  Dividends. The Corporation shall not declare, pay or set aside any dividends on shares of any other class or series of capital stock of the Corporation (other than dividends on shares of Common Stock payable in shares of Common Stock) unless the Holders of the Series E Preferred Stock then outstanding shall simultaneously receive, a dividend on each outstanding share of Series E Preferred Stock in an amount equal to (i) in the case of a dividend on Common Stock or any class or series that is convertible into Common Stock, that dividend per share of Series E Preferred Stock as would equal the product of (A) the dividend payable on each share of such class or series determined, if applicable, as if all shares of such class or series had been converted into Common Stock and (B) the number of shares of Common Stock issuable upon conversion of a share of Series E Preferred Stock, in each case calculated on the record date for determination of holders entitled to receive such dividend or (ii) in the case of a dividend on any class or series that is not convertible into Common Stock, at a rate per share of Series E Preferred Stock determined by (A) dividing the amount of the dividend payable on each share of such class or series of capital stock by the original issuance price of such class or series of capital stock (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to such class or series) and (B) multiplying such fraction by an amount equal to the Series E Original Issue Price, provided that, if the Corporation declares, pays or sets aside, on the same date, a dividend on shares of more than one class or series of capital stock of the Corporation, the dividend payable to the holders of Series E Preferred Stock pursuant to this Section 3 shall be calculated based upon the dividend on the class or series of capital stock that would result in the highest Series E Preferred Stock dividend.

SECTION 4.	Voting; Approval Rights; Business Opportunities.

(a)           In addition to any other voting rights provided by law or the Articles of Incorporation, each Holder shall be entitled to one vote for each share of Common Stock such Holder would be entitled to receive if all of such Holder’s shares of Series E Preferred Stock were converted into shares of Common Stock (at the Conversion Price then in effect) on the record date set by the Board of Directors for such vote on all matters submitted to the holders of Common Stock for approval but may not vote such shares which would exceed the Beneficial Ownership Limitation.  Except as otherwise provided by Nevada law and in addition to any other voting rights provided by law or the Articles of Incorporation, the shares of Series E Preferred Stock and the shares of Common Stock will vote together as a single class with respect to those matters as to which the shares of Series E Preferred Stock are entitled to vote pursuant to this Section 4(a).  The Holders shall be entitled to notice of any stockholders’ meeting in accordance with the bylaws of the Corporation and the Articles of Incorporation as if they were holders of Common Stock.

(b)           In addition to the voting rights provided in Section 4(a), Section 4(c) and Section 4(d), for so long as either (1) not less than 20% of the shares of Series E Preferred Stock remain outstanding, or (2) the aggregate Fully Diluted Ownership Percentage of the Holders equals or exceeds five percent (5%), the Corporation shall not take (or, to the extent applicable, permit any of the Corporation’s Affiliates to take) any of the following actions, or enter into any arrangement or contract to do any of the following actions, without the affirmative vote or consent of the Holders of not less than 75%, or with respect to (ii) below, a majority, of the then outstanding shares of Series E Preferred Stock, voting or consenting, as the case may be, separately as a single class to the exclusion of the holders of Common Stock in regard to the Corporation or any Subsidiary:

(i)           create, authorize (by way of reclassification, merger, consolidation, subdivision of shares of Equity Securities or other similar reorganization) or issue any Senior Stock or Parity Stock;

(ii)           incur any indebtedness other than Permitted Indebtedness;

(iii)           enter into any Variable Rate Transaction; or

(iv)           redeem, purchase or otherwise acquire directly or indirectly any Junior Stock or pay or declare any dividend or make any distribution upon any Junior Stock, or set aside any amount for the purchase or redemption (through a sinking fund or otherwise) of any Junior Stock, provided however, that no vote or consent shall be required in connection with the repurchase by the Corporation of warrants outstanding on the Issue Date in an aggregate amount not exceeding $250,000.

(c)           In addition to the voting rights provided in Section 4(a), Section 4(b) and Section 4(d), for so long as any shares of Series E Preferred Stock remain outstanding, unless a greater percentage shall then be required by law, the Corporation shall not (or, to the extent applicable, permit any of the Corporation’s Affiliates to), without the affirmative vote or consent of the Holders of 75% of the then outstanding shares of Series E Preferred Stock, voting or consenting, as the case may be, separately as a single class to the exclusion of the holders of Common Stock, amend, repeal, modify or alter the articles or certificate of incorporation (including any provision of this Certificate of Designation) or bylaws or other organizational documents of the Corporation or any of its controlled Affiliates (including the Articles of Incorporation and the bylaws of the Corporation), whether by or in connection with a merger or consolidation or otherwise, so as to adversely affect the specified rights, preferences, privileges or voting rights with respect to the Series E Preferred Stock; provided however, that this Section 4(c) shall not prohibit the issuance of any Junior Securities (or the adoption of a Certificate of Designation related thereto) or any transaction that constitutes a Change in Control.

(d)           This Certificate of Designation may only be amended, modified or altered with the affirmative vote or consent of the Holders of not less than 75% of the then outstanding shares of Series E Preferred Stock, voting or consenting, as the case may be, separately as a single class to the exclusion of the holders of Common Stock.

SECTION 5.	Liquidation.

(a)           In the event of any liquidation, winding up or dissolution of the Corporation, whether voluntary or involuntary (a “Liquidation”) each Holder shall be entitled to receive, in respect of each share of Series E Preferred Stock held by such Holder, to be paid out of the assets of the Corporation or proceeds thereof (whether capital or surplus) available for distribution to the stockholders of the Corporation and after satisfaction of all liabilities and obligations to creditors of the Corporation, but before any payment or distribution is made to or set aside for the holders of Junior Stock, payment in full of an amount equal to the greater of (i) the Liquidation Preference of such share as of the date of such Liquidation and (ii) the amount that such Holder otherwise would be entitled to receive if all of such Holder’s shares of Series E Preferred Stock were converted into shares of Common Stock (at the Conversion Price then in effect) immediately prior to such Liquidation.

(b)           Neither the sale, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all the assets or business of the Corporation (other than in connection with the liquidation, winding up or dissolution of the Corporation) nor the merger or consolidation of the Corporation into or with any other Person, nor any other Change in Control or Fundamental Transaction, shall be deemed to be a Liquidation for purposes of this Section 5.

(c)           After the payment in full to the Holders of all amounts to which such Holders are entitled pursuant to Section 5(a), the Holders as such shall have no right or claim to the remaining assets of the Corporation or proceeds thereof and shall not participate in any payment to holders of Common Stock or other holders of Equity Securities.

(d)           In the event the assets of the Corporation or proceeds thereof available for distribution to the Holders upon any Liquidation of the Corporation, whether voluntary or involuntary, shall be insufficient to pay in full all amounts to which such Holders are entitled pursuant to Section 5(a), no such distribution shall be made on account of any shares of Parity Stock upon such Liquidation unless proportionate distributable amounts shall be paid on account of the shares of Series E Preferred Stock, equally and ratably, in proportion to the full distributable amounts to which the Holders and the holders of any Parity Stock are entitled upon such liquidation, winding up or dissolution.

SECTION 6.  Change in Control.  Upon the consummation of a Change in Control, (i) all then outstanding shares of Series E Preferred Stock shall be automatically converted immediately prior to the effective time of such Change in Control into such number of shares of Common Stock, subject to Section 7 and Section 10(b), equal to (x) the Face Amount of such share as of the date of the Change in Control, divided by (y) the Conversion Price in effect as of the date of the Change in Control, and holders of such shares of Common Stock shall be entitled to receive the consideration payable to holders of Common Stock in connection with such Change in Control; and (ii) each Holder shall be entitled to receive, in respect of each share of Series E Preferred Stock held by such Holder (prior to the conversion contemplated in clause (i)), to be paid out of the assets of the Corporation or the proceeds received in such Change in Control, a cash payment in an amount equal to 10% of the Series E Original Issue Price.

SECTION 7.	Conversion.

(a)           Conversions at Option of Holder.  Each share of Series E Preferred Stock shall be convertible, at any time and from time to time from and after the Issue Date at the option of the Holder thereof, into that number of shares of Common Stock (subject to the limitations set forth in Section 7(d) and Section 10) determined by dividing the Series E Original Issue Price of such share of Series E Preferred Stock by the Conversion Price. Holders shall effect conversions by providing the Corporation with the form of conversion notice attached hereto as Annex A (a “Notice of Conversion”). Each Notice of Conversion shall specify the number of shares of Series E Preferred Stock to be converted, the number of shares of Series E Preferred Stock owned prior to the conversion at issue, the number of shares of Series E Preferred Stock owned subsequent to the conversion at issue and the date on which such conversion is to be effected, which date may not be prior to the date the applicable Holder delivers by facsimile such Notice of Conversion to the Corporation (such date, the “Conversion Date”). If no Conversion Date is specified in a Notice of Conversion, the Conversion Date shall be the date that such Notice of Conversion to the Corporation is deemed delivered hereunder. The calculations and entries set forth in the Notice of Conversion shall control in the absence of manifest or mathematical error.  To effect conversions of shares of Series E Preferred Stock, a Holder shall not be required to surrender the certificate(s) representing the shares of Series E Preferred Stock to the Corporation, (although the Holder may surrender the Series E Preferred Stock certificate to, and receive a replacement certificate from the Corporation, at Holder’s election) unless all of the shares of Series E Preferred Stock represented thereby are so converted, in which case such Holder shall deliver the certificate representing such shares of Series E Preferred Stock promptly following the Conversion Date at issue.  Shares of Series E Preferred Stock converted into Common Stock or redeemed in accordance with the terms hereof shall be canceled and shall not be reissued.

(b)           Conversion Price.  The conversion price for the Series E Preferred Stock shall equal $0.33, subject to adjustment as provided herein (the “Conversion Price”).

(c)           Mechanics of Conversion.

i.           Delivery of Certificate Upon Conversion. Not later than five (5) Trading Days after each Conversion Date (the “Share Delivery Date”), the Corporation shall deliver, or cause to be delivered, to the converting Holder a certificate or certificates (bearing the restrictive legends set forth in the Subscription Agreement) representing the number of Conversion Shares being acquired upon the conversion of the Series E Preferred Stock.  The Corporation shall use commercially reasonable efforts to deliver such shares as promptly as practicable but in any event prior to the Share Delivery Date.

ii.           Failure to Deliver Certificates.  If, in the case of any Notice of Conversion, such certificate or certificates are not delivered to or as directed by the applicable Holder by the Share Delivery Date, the Holder shall be entitled to elect by written notice to the Corporation at any time on or before its receipt of such certificate or certificates, to rescind such conversion, in which event the Corporation shall promptly return to the Holder any original Series E Preferred Stock certificate delivered to the Corporation and the Holder shall promptly return to the Corporation the Common Stock certificates issued to such Holder pursuant to the rescinded Conversion Notice.

iii.           Obligation Absolute; Partial Liquidated Damages.  The Corporation’s obligation to issue and deliver the Conversion Shares upon conversion of Series E Preferred Stock in accordance with the terms hereof are absolute and unconditional, irrespective of any action or inaction by a Holder to enforce the same, any waiver or consent with respect to any provision hereof, the recovery of any judgment against any Person or any action to enforce the same, or any setoff, counterclaim, recoupment, limitation or termination, or any breach or alleged breach by such Holder or any other Person of any obligation to the Corporation or any violation or alleged violation of law by such Holder or any other person, and irrespective of any other circumstance which might otherwise limit such obligation of the Corporation to such Holder in connection with the issuance of such Conversion Shares; provided, however, that such delivery shall not operate as a waiver by the Corporation of any such action that the Corporation may have against such Holder.  In the event a Holder shall elect to convert any or all of its Series E Preferred Stock, the Corporation may not refuse conversion based on any claim that such Holder or anyone associated or affiliated with such Holder has been engaged in any violation of law, agreement or for any other reason, unless an injunction from a court, on notice to Holder, restraining and/or enjoining conversion of all or part of the Series E Preferred Stock of such Holder shall have been sought and obtained, and the Corporation posts a surety bond for the benefit of such Holder in the amount of 125% of the Face Amount of Series E Preferred Stock which is subject to the injunction, which bond shall remain in effect until the completion of arbitration/litigation of the underlying dispute and the proceeds of which shall be payable to such Holder to the extent it obtains judgment.  In the absence of such injunction, the Corporation shall issue Conversion Shares upon a properly noticed conversion. If the Corporation fails to deliver to a Holder such certificate or certificates pursuant to Section 7(c)(i) on the second Trading Day after the Share Delivery Date applicable to such conversion, the Corporation shall pay to such Holder, in cash, as liquidated damages and not as a penalty, for each $5,000 of Face Amount of Series E Preferred Stock being converted, $50 per Trading Day (increasing to $100 per Trading Day on the third Trading Day after such damages begin to accrue) for each Trading Day after such second Trading Day after the Share Delivery Date until such certificates are delivered or Holder rescinds such conversion.  Nothing herein shall limit a Holder’s right to pursue actual damages for the Corporation’s failure to deliver Conversion Shares within the period specified herein and such Holder shall have the right to pursue all remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief.  The exercise of any such rights shall not prohibit a Holder from seeking to enforce damages pursuant to any other Section hereof or under applicable law.

iv.           Compensation for Buy-In on Failure to Timely Deliver Certificates Upon Conversion. In addition to any other rights available to the Holder, if the Corporation fails for any reason to deliver to a Holder the applicable certificate or certificates by the Share Delivery Date pursuant to Section 7(c)(i) (other than in the event of an injunction pursuant to Section 7(c)(iii)), and if after such Share Delivery Date such Holder is required by its brokerage firm to purchase (in an open market transaction or otherwise), or the Holder’s brokerage firm otherwise purchases, shares of Common Stock to deliver in satisfaction of a sale by such Holder of the Conversion Shares which such Holder was entitled to receive upon the conversion relating to such Share Delivery Date (a “Buy-In”), then the Corporation shall (A) pay in cash to such Holder (in addition to any other remedies available to or elected by such Holder) the amount, if any, by which (x) such Holder’s total purchase price (including any brokerage commissions) for the Common Stock so purchased exceeds (y) the product of (1) the aggregate number of shares of Common Stock that such Holder was entitled to receive from the conversion at issue multiplied by (2) the actual sale price at which the sell order giving rise to such purchase obligation was executed (including any brokerage commissions) and (B) at the option of such Holder, either reissue (if surrendered) the shares of Series E Preferred Stock equal to the number of shares of Series E Preferred Stock submitted for conversion (in which case, such conversion shall be deemed rescinded) or deliver to such Holder the number of shares of Common Stock that would have been issued if the Corporation had timely complied with its delivery requirements under Section 7(c)(i). For example, if a Holder purchases shares of Common Stock having a total purchase price of $11,000 to cover a Buy-In with respect to an attempted conversion of shares of Series E Preferred Stock with respect to which the actual sale price of the Conversion Shares (including any brokerage commissions) giving rise to such purchase obligation was a total of $10,000 under clause (A) of the immediately preceding sentence, the Corporation shall be required to pay such Holder $1,000. The Holder shall provide the Corporation written notice indicating the amounts payable to such Holder in respect of the Buy-In and, upon request of the Corporation, evidence of the amount of such loss. Nothing herein shall limit a Holder’s right to pursue any other remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief with respect to the Corporation’s failure to timely deliver certificates representing shares of Common Stock upon conversion of the shares of Series E Preferred Stock as required pursuant to the terms hereof, provided however that the Holder shall not be entitled to recover more than once for the same damages and that the Corporation shall not be liable for any consequential, or punitive damages.

v.           Reservation of Shares Issuable Upon Conversion. The Corporation covenants that it will at all times reserve and keep available out of its authorized and unissued shares of Common Stock for the sole purpose of issuance upon conversion of the Series E Preferred Stock, free from preemptive rights or any other actual contingent purchase rights of Persons other than the Holder (and the other holders of the Series E Preferred Stock), not less than such aggregate number of shares of the Common Stock as shall (subject to the terms and conditions set forth in the Purchase Agreement) be issuable (taking into account the adjustments and restrictions of Section 7) upon the conversion of the then outstanding shares of Series E Preferred Stock.  The Corporation covenants that all shares of Common Stock that shall be so issuable shall, upon issue, be duly authorized, validly issued, fully paid and nonassessable.

vi.              Transfer Taxes and Expenses.  The issuance of certificates for shares of the Common Stock on conversion of this Series E Preferred Stock shall be made without charge to any Holder for any documentary stamp or similar taxes that may be payable in respect of the issue or delivery of such certificates, provided that the Corporation shall not be required to pay any tax that may be payable in respect of any transfer involved in the issuance and delivery of any such certificate upon conversion in a name other than that of the Holders of such shares of Series E Preferred Stock and the Corporation shall not be required to issue or deliver such certificates unless or until the Person or Persons requesting the issuance thereof shall have paid to the Corporation the amount of such tax or shall have established to the satisfaction of the Corporation that such tax has been paid.  The Corporation shall pay all Transfer Agent fees, if any, required for same day processing of any Notice of Conversion, if necessary to satisfy its obligations under Section 7(c)(i).

(d)           Beneficial Ownership Limitation. The Corporation shall not effect any conversion of the Series E Preferred Stock, and a Holder shall not have the right to convert any portion of the Series E Preferred Stock, to the extent that, after giving effect to the conversion set forth on the applicable Notice of Conversion, such Holder (together with such Holder’s Affiliates, and any Persons acting as a group together with such Holder or any of such Holder’s Affiliates) would beneficially own in excess of the Beneficial Ownership Limitation (as defined below).  For purposes of the foregoing sentence, the number of shares of Common Stock beneficially owned by such Holder and its Affiliates shall include the number of shares of Common Stock issuable upon conversion of the Series E Preferred Stock with respect to which such determination is being made, but shall exclude the number of shares of Common Stock which are issuable upon (i) conversion of the remaining, unconverted Face Amount of Series E Preferred Stock beneficially owned by such Holder or any of its Affiliates and (ii) exercise or conversion of the unexercised or unconverted portion of any other securities of the Corporation  subject to a limitation on conversion or exercise analogous to the limitation contained herein (including, without limitation, the Series E Preferred Stock or the Warrants) beneficially owned by such Holder or any of its Affiliates.  Except as set forth in the preceding sentence, for purposes of this Section 7(d), beneficial ownership shall be calculated in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder.  To the extent that the limitation contained in this Section 7(d) applies, the determination of whether the Preferred Stock is convertible (in relation to other securities owned by such Holder together with any Affiliates) and of how many shares of Series E Preferred Stock are convertible shall be in the sole discretion of such Holder, and the submission of a Notice of Conversion shall be deemed to be such Holder’s determination of whether the shares of Series E Preferred Stock may be converted (in relation to other securities owned by such Holder together with any Affiliates) and how many shares of the Series E Preferred Stock are convertible, in each case subject to the Beneficial Ownership Limitation. To ensure compliance with this restriction, each Holder will be deemed to represent to the Corporation each time it delivers a Notice of Conversion that such Notice of Conversion has not violated the restrictions set forth in this paragraph and the Corporation shall have no obligation to verify or confirm the accuracy of such determination.  In addition, a determination as to any group status as contemplated above shall be determined in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder.  For purposes of this Section 7(d), in determining the number of outstanding shares of Common Stock, a Holder may rely on the number of outstanding shares of Common Stock as stated in the most recent of the following: (i) the Corporation’s most recent periodic or annual report filed with the Commission, as the case may be, (ii) a more recent public announcement by the Corporation or (iii) a more recent written notice by the Corporation or the Transfer Agent setting forth the number of shares of Common Stock outstanding.  Upon the written or oral request of a Holder, the Corporation shall within two Trading Days confirm orally and in writing to such Holder the number of shares of Common Stock then outstanding.  In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to the conversion or exercise of securities of the Corporation, including the Series E Preferred Stock, by such Holder or its Affiliates since the date as of which such number of outstanding shares of Common Stock was reported.  The “Beneficial Ownership Limitation” shall be 9.99% of the number of shares of the Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock issuable upon conversion of Series E Preferred Stock held by the applicable Holder.  A Holder, upon not less than 61 days’ prior notice to the Corporation, may increase or decrease the Beneficial Ownership Limitation provisions of this Section 7(d) applicable to its Series E Preferred Stock provided that the Beneficial Ownership Limitation in no event exceeds 9.99% of the number of shares of the Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock upon conversion of this Preferred Stock held by the Holder and the provisions of this Section 7(d) shall continue to apply.  Any such increase or decrease will not be effective until the 61st day after such notice is delivered to the Corporation and shall only apply to such Holder and no other Holder.  The provisions of this paragraph shall be construed and implemented in a manner otherwise than in strict conformity with the terms of this Section 7(d) to correct this paragraph (or any portion hereof) which may be defective or inconsistent with the intended Beneficial Ownership Limitation contained herein or to make changes or supplements necessary or desirable to properly give effect to such limitation. The limitations contained in this paragraph shall apply to a successor holder of Series E Preferred Stock.  Notwithstanding the foregoing, the Beneficial Ownership Limitation shall not apply if the Holder beneficially owns, as of the Issue Date, in excess of 9.99% of the number of shares of the Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock issuable upon conversion of Series E Preferred Stock held by the applicable Holder.

SECTION 7.1                                Certain Adjustments.

(a)           Stock Dividends and Stock Splits.  If the Corporation, at any time while Series E Preferred Stock is outstanding: (i) pays a stock dividend or otherwise makes a distribution or distributions payable in shares of Common Stock on shares of Common Stock or any other Common Stock Equivalents (which, for avoidance of doubt, shall not include Securities issued upon the exercise or exchange of or conversion of any Securities issued or issuable pursuant to the Transaction Documents), (ii) subdivides outstanding shares of Common Stock into a larger number of shares, (iii) combines (including by way of a reverse stock split) outstanding shares of Common Stock into a smaller number of shares, or (iv) issues, in connection with of a reclassification of shares of the Common Stock, any shares of capital stock of the Corporation, then the Conversion Price shall be multiplied by a fraction of which the numerator shall be the number of shares of Common Stock (excluding any treasury shares of the Corporation) outstanding immediately before such event, and of which the denominator shall be the number of shares of Common Stock outstanding immediately after such event.  Any adjustment made pursuant to this Section 7.1(a) shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or reclassification.

(b)           Subsequent Equity Sales.  If, at any time while Series E Preferred Stock is outstanding, the Corporation or any Subsidiary, as applicable, issues, sells or grants any option to purchase or sells or grants any right to reprice, or otherwise disposes of (or announces any issuance, sale, grant or any option to purchase or other disposition), any Common Stock or Common Stock Equivalents entitling any Person to acquire shares of Common Stock at an effective price per share that is lower than the then Conversion Price (such lower price, the “Base Conversion Price” and such issuances, collectively, a “Dilutive Issuance”), other than any Exempt Issuance, then the Conversion Price shall be reduced to equal the Base Conversion Price.  If the holder of Common Stock or Common Stock Equivalents shall at any time thereafter, whether by operation of purchase price adjustments, reset provisions, floating conversion, exercise or exchange prices or otherwise, or due to warrants, options or rights per share which are issued in connection with such issuance, be entitled to receive shares of Common Stock at an effective price per share that is lower than the Conversion Price, such issuance shall be deemed to have occurred for less than the Conversion Price, then such lower price shall be deemed to be the Base Conversion Price at such time and the Conversion Price shall be reduced to equal such lower Base Conversion Price.  If the Corporation enters into a Variable Rate Transaction, the Corporation shall be deemed to have issued Common Stock or Common Stock Equivalents at the lowest possible conversion price at which such securities may be converted or exercised.  The Corporation shall notify the Holders in writing, no later than the Trading Day following the issuance of any Common Stock or Common Stock Equivalents subject to this Section 7.1(b), indicating therein the applicable issuance price, or applicable reset price, exchange price, conversion price and other pricing terms (such notice, the “Dilutive Issuance Notice”).  For purposes of clarification, whether or not the Corporation provides a Dilutive Issuance Notice pursuant to this Section 7.1(b), upon the occurrence of any Dilutive Issuance, the Holders are entitled to receive a number of Conversion Shares based upon the Base Conversion Price on or after the date of such Dilutive Issuance, regardless of whether a Holder accurately refers to the Base Conversion Price in the Notice of Conversion.

(c)           Subsequent Rights Offerings.  In addition to any adjustments pursuant to Section 7.1(a) above, if at any time the Corporation grants, issues or sells any Common Stock Equivalents or rights to purchase stock, warrants, securities or other property pro rata to the record holders of any class of shares of Common Stock (the “Purchase Rights”), then the Holder of will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which the Holder could have acquired if the Holder had held the number of shares of Common Stock acquirable upon complete conversion of such Holder’s Series E Preferred Stock (without regard to any limitations on exercise hereof, including without limitation, the Beneficial Ownership Limitation) immediately before the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or, if no such record is taken, the date as of which the record holders of shares of Common Stock are to be determined for the grant, issue or sale of such Purchase Rights (provided, however, to the extent that the Holder’s right to participate in any such Purchase Right would result in the Holder exceeding the Beneficial Ownership Limitation, then the Holder shall not be entitled to participate in such Purchase Right to such extent (or beneficial ownership of such shares of Common Stock as a result of such Purchase Right to such extent) and such Purchase Right to such extent shall be held in abeyance for the Holder until such time, if ever, as its right thereto would not result in the Holder exceeding the Beneficial Ownership Limitation).

(d)           Shareholder Rights Plan.  Notwithstanding anything to the contrary in this Section 7.1, rights distributed by the Corporation to all holders of Common Stock in connection with the adoption of a Shareholder Rights Plan shall be deemed not to have been distributed for purposes of this Section 7.1 (and no adjustment to any such Conversion Price under this Section 7.1 will be required) until the occurrence of a Trigger Event, whereupon such rights shall be deemed to have been distributed and an appropriate adjustment (if any is required) to such Conversion Price shall be made under Section 7.1.  To the extent the Corporation has Shareholder Rights Plan in effect upon conversion of the Series E Preferred Stock, then upon conversion of the Series E Preferred Stock, the Holders will receive, in addition to the Common Stock to which they are entitled, a corresponding number of rights in accordance with the Shareholder Rights Plan, unless a Trigger Event has occurred and the adjustments to the Conversion Price, if any, with respect thereto have been made in accordance with the foregoing.  In lieu of any such adjustment, the Corporation may amend such applicable Shareholder Rights Plan to provide that upon conversion of the Series E Preferred Stock the Holders will receive, in addition to the Common Stock issuable upon such conversion, the rights that would have attached to such Common Stock if the Trigger Event had not occurred under such applicable stockholder rights plan or agreement.

(e)           Fundamental Transaction.  This Section 7.1(e) shall not apply in connection with any transaction that constitutes a Change in Control.  If, at any time while Series E Preferred Stock is outstanding, (i) the Corporation, directly or indirectly, in one or more related transactions effects any merger or consolidation of the Corporation with or into another Person, (ii) the Corporation, directly or indirectly, effects any sale, lease, license, assignment, transfer, conveyance or other disposition of all or substantially all of its assets in one or a series of related transactions, (iii) any, direct or indirect, purchase offer, tender offer or exchange offer (whether by the Corporation or another Person) is completed pursuant to which holders of Common Stock are permitted to sell, tender or exchange their shares for other securities, cash or property and has been accepted by the holders of 50% or more of the outstanding Common Stock, (iv) the Corporation, directly or indirectly, in one or more related transactions effects any reclassification, reorganization or recapitalization of the Common Stock or any compulsory share exchange pursuant to which the Common Stock is effectively converted into or exchanged for other securities, cash or property, or (v) the Corporation, directly or indirectly, in one or more related transactions consummates a stock or share purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement) with another Person whereby such other Person acquires more than 50% of the outstanding shares of Common Stock (not including any shares of Common Stock held by the other Person or other Persons making or party to, or associated or affiliated with the other Persons making or party to, such stock or share purchase agreement or other business combination), and in each case, such transaction does not constitute a Change in Control, (each a “Fundamental Transaction”), then, upon any subsequent conversion of Series E Preferred Stock, the Holder shall have the right to receive, for each Conversion Share that would have been issuable upon such conversion immediately prior to the occurrence of such Fundamental Transaction (without regard to any limitation in Section 7(d) on the conversion of this Preferred Stock), the number of shares of Common Stock of the successor or acquiring corporation or of the Corporation, if it is the surviving corporation, and any additional consideration (the “Alternate Consideration”) receivable as a result of such Fundamental Transaction by a holder of the number of shares of Common Stock for which Series E Preferred Stock is convertible immediately prior to such Fundamental Transaction (without regard to any limitation in Section 7(d) on the conversion of Series E Preferred Stock).  For purposes of any such conversion, the determination of the Conversion Price shall be appropriately adjusted to apply to such Alternate Consideration based on the amount of Alternate Consideration issuable in respect of one share of Common Stock in such Fundamental Transaction, and the Corporation shall apportion the Conversion Price among the Alternate Consideration in a reasonable manner reflecting the relative value of any different components of the Alternate Consideration.  If holders of Common Stock are given any choice as to the securities, cash or property to be received in a Fundamental Transaction, then the Holder shall be given the same choice as to the Alternate Consideration it receives upon any conversion of Series E Preferred Stock following such Fundamental Transaction.  To the extent necessary to effectuate the foregoing provisions, any successor to the Corporation or surviving entity in such Fundamental Transaction shall file a new Certificate of Designation with the same terms and conditions and issue to the Holders new preferred stock consistent with the foregoing provisions and evidencing the Holders’ right to convert such preferred stock into Alternate Consideration.  The Corporation shall cause any successor entity in a Fundamental Transaction in which the Corporation is not the survivor (the “Successor Entity”) to assume in writing all of the obligations of the Corporation under this Certificate of Designation and the other Transaction Documents in accordance with the provisions of this Section 7.1(e) pursuant to written agreements in form and substance reasonably satisfactory to the Holder and approved by the Holder (without unreasonable delay) prior to such Fundamental Transaction and shall, at the option of the holder of Series E Preferred Stock, deliver to the Holder in exchange for Series E Preferred Stock a security of the Successor Entity evidenced by a written instrument substantially similar in form and substance to Series E Preferred Stock which is convertible for a corresponding number of shares of capital stock of such Successor Entity (or its parent entity) equivalent to the shares of Common Stock acquirable and receivable upon conversion of this Preferred Stock (without regard to any limitations on the conversion of Series E Preferred Stock) prior to such Fundamental Transaction, and with a conversion price which applies the conversion price hereunder to such shares of capital stock (but taking into account the relative value of the shares of Common Stock pursuant to such Fundamental Transaction and the value of such shares of capital stock, such number of shares of capital stock and such conversion price being for the purpose of protecting the economic value of Series E Preferred Stock immediately prior to the consummation of such Fundamental Transaction), and which is reasonably satisfactory in form and substance to the Holder. Upon the occurrence of any such Fundamental Transaction, the Successor Entity shall succeed to, and be substituted for (so that from and after the date of such Fundamental Transaction, the provisions of this Certificate of Designation and the other Transaction Documents referring to the “Corporation” shall refer instead to the Successor Entity), and may exercise every right and power of the Corporation and shall assume all of the obligations of the Corporation under this Certificate of Designation and the other Transaction Documents with the same effect as if such Successor Entity had been named as the Corporation herein.

(f)           Notice to the Holders.

i.             Adjustment to Conversion Price.  Whenever the Conversion Price is adjusted pursuant to any provision of this Section 7.1, the Corporation shall promptly deliver to each Holder a notice setting forth the Conversion Price after such adjustment and setting forth a brief statement of the facts requiring such adjustment.

ii.             Notice to Allow Conversion by Holder.  If (A) the Corporation shall declare a dividend (or any other distribution in whatever form) on the Common Stock, (B) the Corporation shall declare a special nonrecurring cash dividend on or a redemption of the Common Stock, (C) the Corporation shall authorize the granting to all holders of the Common Stock of rights or warrants to subscribe for or purchase any shares of capital stock of any class or of any rights, (D) the approval of any stockholders of the Corporation shall be required in connection with any reclassification of the Common Stock, any consolidation or merger to which the Corporation is a party, any sale or transfer of all or substantially all of the assets of the Corporation, or any compulsory share exchange whereby the Common Stock is converted into other securities, cash or property or (E) the Corporation shall authorize the voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Corporation, then, in each case, the Corporation shall cause to be filed with its Transfer Agent and shall cause to be delivered to each Holder at its last address as it shall appear upon the stock books of the Corporation or Transfer Agent, if any, at least ten (10) calendar days prior to the applicable record or effective date hereinafter specified, a notice stating (x) the date on which a record is to be taken for the purpose of such dividend, distribution, redemption, rights or warrants, or if a record is not to be taken, the date as of which the holders of the Common Stock of record to be entitled to such dividend, distributions, redemption, rights or warrants are to be determined or (y) the date on which such reclassification, consolidation, merger, sale, transfer or share exchange is expected to become effective or close, and the date as of which it is expected that holders of the Common Stock of record shall be entitled to exchange their shares of the Common Stock for securities, cash or other property deliverable upon such reclassification, consolidation, merger, sale, transfer or share exchange, provided that the failure to deliver such notice or any defect therein or in the delivery thereof shall not affect the validity of the corporate action required to be specified in such notice.  To the extent that any notice provided hereunder constitutes, or contains, material, non-public information regarding the Corporation or any of the Subsidiaries, the Corporation shall simultaneously file such notice with the Commission pursuant to a current report on Form 8-K.  The Holder shall remain entitled to convert the Conversion Amount of Series E Preferred Stock (or any part hereof) during the 10-day period commencing on the date of such notice through the effective date of the event triggering such notice except as may otherwise be expressly set forth herein.

(g)           The Corporation reserves the right to make such reductions in the Conversion Price in addition to those required in the foregoing provisions as it considers advisable in order that any event treated for Federal income tax purposes as a dividend of stock or stock rights will not be taxable to the recipients.  In the event the Corporation elects to make such a reduction, the Corporation shall comply with the requirements of Rule 14e-1 under the Exchange Act, and any other securities laws and regulations thereunder if and to the extent such laws and regulations are applicable in connection with the reduction of the Conversion Price.

(h)           If the Corporation shall take a record of the holders of its Common Stock for the purpose of entitling them to receive a dividend or other distribution, and shall thereafter (and before the dividend or distribution has been paid or delivered to stockholders) legally abandon its plan to pay or deliver such dividend or distribution, then thereafter no adjustment in the Conversion Price then in effect with respect to any then outstanding share of Series E Preferred Stock shall be required by reason of the taking of such record.

 (i)           If any Holder or Holders (collectively, the “Antitrust Holders”) reasonably believe that issuance or delivery of any shares of Common Stock upon any conversion of shares of Series E Preferred Stock hereunder  held by such Antitrust Holders would require filings with or the approval of any governmental authority under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), or any other U.S. federal or state antitrust laws or requirements (collectively, “Antitrust Laws”), the Antitrust Holders may notify the Corporation of such requirement, and shall state in such notice whether such Antitrust Holders intend to make a filing under the HSR Act.  Within fifteen (15) Business Days following receipt of any such notification from such Antitrust Holders that informs the Corporation that such Antitrust Holders intend to make a filing under the HSR Act (the “HSR Filing”), the Corporation and the Antitrust Holders shall each prepare and file with the Department of Justice and the Federal Trade Commission the notification and report form required with respect to such conversion by the HSR Act, and request early termination of the waiting period thereunder.  In connection with the HSR Filing, the Antitrust Holders and the Corporation shall respond promptly to any inquiries from the Department of Justice or the Federal Trade Commission concerning such filings and shall comply in all material respects with the filing requirements of the HSR Act.  The Antitrust Holders and the Corporation shall cooperate with each other and, subject to entry into applicable confidentiality agreements, shall promptly furnish all information to the other party that is necessary in connection with such parties’ compliance with the HSR Act in connection with the HSR Filing; provided, however, that to the extent the provision of such information requires the participation or cooperation of a Person not under the control of the Antitrust Holder or the Corporation, as applicable, the Antitrust Holders and the Corporation shall only be required to use commercially reasonable efforts to obtain such information.  The Antitrust Holders and the Corporation shall keep each other fully advised with respect to any requests from or communications with the Department of Justice or the Federal Trade Commission concerning the HSR Filing and shall consult with each other with respect to all responses thereto.  The Antitrust Holders and the Corporation shall use all commercially reasonable efforts to take all actions reasonably necessary in connection with the HSR Act or any other applicable Antitrust Law in order to cause any applicable waiting period to expire and any other required related governmental approval to be obtained in connection with the conversion of shares of Series E Preferred Stock hereunder, provided that notwithstanding the foregoing, nothing contained in this Certificate of Designation shall require or obligate the Corporation to (i) commence any litigation against any governmental authority or (ii) agree or consent to any divestitures, licenses, hold separate arrangements or similar matters, including covenants affecting business or operating practices of or with respect to the assets, operations or businesses of the Corporation.  The Antitrust Holders shall be responsible for paying the fees due in connection with any HSR Filing and shall reimburse the Corporation and its Affiliates for all out of pocket costs and expenses incurred in making any such filing and for otherwise performing its obligations under this Section 7.1(i).  The Corporation shall not be obligated to issue or deliver shares of Common Stock to any Antitrust Holder, and no such Holder shall be obligated to accept the delivery of shares of Common Stock, to the extent such issuance or delivery to such Holder would constitute a violation of applicable Antitrust Laws.  The issuance and delivery of any shares of Common Stock described in the immediately preceding sentence shall be delayed until such time as such issuance and delivery complies with applicable Antitrust Laws and, notwithstanding anything to the contrary herein, the shares of Series E Preferred Stock which would otherwise convert into such shares shall remain outstanding until such time as such shares may be converted into shares of Common Stock in compliance with applicable Antitrust Laws or are redeemed or otherwise cancelled pursuant to the terms hereof.

SECTION 8.	Reserved.

SECTION 9.  Optional Redemption at Election of Corporation.  Subject to the provisions of this Section 9, at any time commencing six months after the Issue Date, the Corporation may deliver a notice to all of the Holders of Series E Preferred Stock (an "Optional Redemption Notice" and the date such notice is deemed delivered hereunder, the "Optional Redemption Notice Date" ) of its irrevocable election to redeem all of the then outstanding Series E Preferred Stock, for cash in an amount equal to 110% of the Face Amount of the outstanding Series E Preferred Stock together with all other amounts due to the Holder pursuant to the Transaction Documents (“Optional Redemption Amount”) on the 10th Trading Day following the Optional Redemption Notice Date (such date, the "Optional Redemption Date" and such redemption, the "Optional Redemption" ). The Optional Redemption Amount is payable in full on the Optional Redemption Date.  The Corporation may only effect an Optional Redemption if each of the Equity Conditions shall have been met on each Trading Day occurring during the period commencing on the Optional Redemption Notice Date through the Optional Redemption Date and through and including the date payment of the Optional Redemption Amount is actually made.  If the Corporation does not timely pay the Optional Redemption Payment or if any of the Equity Conditions shall cease to be satisfied at any time during the ten Trading Day period, then a Holder may elect to nullify the Optional Redemption Notice as to such Holder by notice to the Corporation within three Trading Days after the first day on which any such Equity Condition has not been met in which case the Optional Redemption Notice shall be null and void, ab initio, at such Holder’s election.  The Corporation shall honor any Notices of Conversion tendered from the time of delivery of the Optional Redemption Notice through the date the Optional Redemption Amount is paid in full.  Notwithstanding the foregoing, an Optional Redemption Notice may be delivered only within two Trading Days after the VWAP of the Common Stock on the principal Trading Market equals or exceeds $0.45 (subject to equitable adjustment in the event of any subdivision, combination, stock split or similar event affecting the capital stock of the Corporation) for 15 out of any 20 consecutive Trading Days.  The procedure and conditions relating to a conversion will apply to an Optional Redemption except that the certificate representing the redeemed Series E Preferred Stock need not be returned to the Corporation until five Trading Days after the Holder has received the Optional Redemption Amount.

SECTION 10.  No Fractional Shares.  Notwithstanding anything to the contrary in Section 7 and Section 7.1, with respect to each share of Series E Preferred Stock held by any Holder, the number of shares of Common Stock issuable to such Holder upon conversion thereof pursuant to Section 7 and Section 7.1 shall be aggregated with the number of shares of Common Stock issuable to such Holder upon conversion of all other shares of Series E Preferred Stock held by such Holder that are to be converted pursuant to Section 7 and Section 7.1 as of the same date to determine the greatest whole number of such shares of Common Stock that otherwise would be issuable to such Holder if such number of shares of Common Stock were determined on an aggregate, rather than an individual, basis.  Such aggregate number of whole shares of Common Stock shall be used for purposes of determining the number of shares to be issued by the Corporation to such Holder pursuant to pursuant to Section 7 and Section 7.1.  No fractional shares of Common Stock or securities representing fractional shares of Common Stock shall be issued pursuant to Section 7 and Section 7.1.  Instead, the number of shares of Common Stock to be issued to such Holder pursuant to Section 7 and Section 7.1 in the aggregate (and not on a share by share basis), shall be rounded up to the next nearest whole share.

SECTION 11.	Other Provisions.

(a)           Except as expressly provided herein, no provision of this Certificate of Designation shall alter or impair the obligation of the Corporation, which is absolute and unconditional, to pay liquidated damages, accrued dividends and accrued interest, as applicable, on the shares of Series E Preferred Stock at the time, place, and rate, and in the coin or currency, herein prescribed.

(b)           Shares of Series E Preferred Stock that have been issued and reacquired in any manner, including shares of Series E Preferred Stock purchased or redeemed or exchanged or converted, shall (upon compliance with any applicable provisions of the laws of Nevada) upon such reacquisition be automatically cancelled by the Corporation and shall not be reissued.

(c)           Shares of Series E Preferred Stock shall be issuable only in whole shares.

(d)           Any and all notices or other communications or deliveries to be provided by the Holders hereunder including, without limitation, any Notice of Conversion, shall be in writing and delivered personally, by facsimile, or sent by a nationally recognized overnight courier service, addressed to the principal address of the Corporation, at: 1658 Cole Boulevard, Building 6, Suite 210, Lakewood, CO 80401 Attn: Chief Executive Officer, facsimile: (720) 974-7249, or such other facsimile number or address as the Corporation may specify for such purposes by notice to the Holders delivered in accordance with this Section 11(d).  Any and all notices or other communications or deliveries to be provided by the Corporation hereunder shall be in writing and delivered personally, by facsimile, or sent by a nationally recognized overnight courier service addressed to each Holder at the facsimile number or address of such Holder appearing on the books of the Corporation, or if no such facsimile number or address appears on the books of the Corporation, at the principal place of business of such Holder, as set forth in the Subscription Agreement.  Any notice or other communication or deliveries hereunder shall be deemed given and effective on the earliest of (i) the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number set forth in this Section prior to 5:30 p.m. (New York City time) on any date, (ii) the next Trading Day after the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number set forth in this Section on a day that is not a Trading Day or later than 5:30 p.m. (New York City time) on any Trading Day, (iii) the second Trading Day following the date of mailing, if sent by U.S. nationally recognized overnight courier service, or (iv) upon actual receipt by the party to whom such notice is required to be given.

(e)           Any payments required to be made hereunder on any day that is not a Business Day shall be made on the next succeeding Business Day without interest or additional payment for such delay.  All payments required hereunder shall be made by wire transfer of immediately available funds in United States Dollars to the Holders in accordance with the payment instructions as such Holders may deliver by written notice to the Corporation from time to time, or, if wire transfer instructions have not been provided, by check to the mailing address set forth in the Corporation’s records.

(f)           Notwithstanding any provision in the Articles of Incorporation or bylaws of the Corporation to the contrary, any action required or permitted to be taken by the Holders may be effected at a duly called special meeting of such Holders or without a meeting, without prior notice, and without a vote, if the requisite Holders entitled to vote and sufficient for the approval of such action execute a consent in writing, setting forth the action so taken.  Any such duly and validly approved action, whether effected at such a meeting or by such a written consent, shall be binding upon all such Holders notwithstanding that any of them, individually or collectively, may have voted against, not voted or abstained from voting upon or failed to execute a written consent with respect to such action.

(g)           If a Holder’s Series E Preferred Stock certificate shall be mutilated, lost, stolen or destroyed, the Corporation shall execute and deliver, in exchange and substitution for and upon cancellation of a mutilated certificate, or in lieu of or in substitution for a lost, stolen or destroyed certificate, a new certificate for the shares of Series E Preferred Stock so mutilated, lost, stolen or destroyed, but only upon receipt of evidence of such loss, theft or destruction of such certificate, and of the ownership hereof reasonably satisfactory to the Corporation.

(h)           All questions concerning the construction, validity, enforcement and interpretation of this Certificate of Designation shall be governed by and construed and enforced in accordance with the internal laws of the State of Nevada, without regard to the principles of conflict of laws thereof.  Each party agrees that all legal proceedings concerning the interpretation, enforcement and defense of the transactions contemplated by any of the Transaction Documents (whether brought against a party hereto or its respective Affiliates, directors, officers, shareholders, employees or agents) shall be commenced in the state and federal courts sitting in the City of New York, Borough of Manhattan (the “New York Courts”).  Each party hereto hereby irrevocably submits to the exclusive jurisdiction of the New York Courts for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein (including with respect to the enforcement of any of the Transaction Documents), and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of such New York Courts, or such New York Courts are improper or inconvenient venue for such proceeding.  Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Certificate of Designation and agrees that such service shall constitute good and sufficient service of process and notice thereof.  Nothing contained herein shall be deemed to limit in any way any right to serve process in any other manner permitted by applicable law. Each party hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to this Certificate of Designation or the transactions contemplated hereby.  If any party shall commence an action or proceeding to enforce any provisions of this Certificate of Designation, then the prevailing party in such action or proceeding shall be reimbursed by the other party for its attorneys’ fees and other costs and expenses incurred in the investigation, preparation and prosecution of such action or proceeding.

(i)           Any waiver by the Corporation or a Holder of a breach of any provision of this Certificate of Designation shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Certificate of Designation or a waiver by any other Holders.  The failure of the Corporation or a Holder to insist upon strict adherence to any term of this Certificate of Designation on one or more occasions shall not be considered a waiver or deprive that party (or any other Holder) of the right thereafter to insist upon strict adherence to that term or any other term of this Certificate of Designation on any other occasion.  Any waiver by the Corporation or a Holder must be in writing.

(j)           If any provision of this Certificate of Designation is invalid, illegal or unenforceable, the balance of this Certificate of Designation shall remain in effect, and if any provision is inapplicable to any Person or circumstance, it shall nevertheless remain applicable to all other Persons and circumstances.  If it shall be found that any interest or other amount deemed interest due hereunder violates the applicable law governing usury, the applicable rate of interest due hereunder shall automatically be lowered to equal the maximum rate of interest permitted under applicable law.

(k)           Whenever any payment or other obligation hereunder shall be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day.

[Signature page follows.]

IN WITNESS WHEREOF, the Corporation has caused this certificate to be signed and attested this 7th day of August, 2013.

PERSHING GOLD CORPORATION

By: __________________________________
Name: Stephen Alfers
Title:   President and Chief Executive Officer

ANNEX A

NOTICE OF CONVERSION

(TO BE EXECUTED BY THE REGISTERED HOLDER IN ORDER TO CONVERT
SHARES OF SERIES E PREFERRED STOCK)

The undersigned hereby elects to convert the number of shares of Series E Convertible Preferred Stock indicated below into shares of common stock, par value $0.0001 per share (the “Common Stock”), of Pershing Gold Corporation, a Nevada corporation (the “Corporation”), according to the conditions hereof, as of the date written below. If shares of Common Stock are to be issued in the name of a Person other than the undersigned, the undersigned will pay all transfer taxes payable with respect thereto and is delivering herewith such certificates and opinions as may be required by the Corporation in accordance with the Subscription Agreement. No fee will be charged to the Holders for any conversion, except for any such transfer taxes.

Conversion calculations:

Date to Effect Conversion: _____________________________________________
Number of shares of Series E Preferred Stock owned prior to Conversion: ____________
Number of shares of Series E Preferred Stock to be Converted: ___________________
Stated Value of shares of Series E Preferred Stock to be Converted: ___________
Number of shares of Common Stock to be Issued: ___________________________
Applicable Conversion Price:____________________________________________
Number of shares of Series E Preferred Stock subsequent to Conversion: __________
Address for Delivery: ______________________ or DWAC Instructions: Broker no: _________ Account no: ___________

[HOLDER] By:___________________________________ Name: Title: